--------------------------------------------------------------------------------
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
--------------------------------------------------------------------------------

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1997

                                                           REGISTRATION NO. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                WORLDCORP, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                        13873 PARK CENTER ROAD, SUITE 490                         94-3040585
 (State or other juris-                      HERNDON, VIRGINIA 20171                           (I.R.S. Employer
  diction of incorpo-                            (703) 834-9200                              Identification No.)
 ration or organization    (Address, including zip code, and telephone number, inclu-
                           ding area code, of registrant's principal executive offices)

                           T. COLEMAN ANDREWS, III
                                PRESIDENT & CEO
                               WORLDCORP, INC.
                             THE HALLMARK BUILDING
                       13873 PARK CENTER ROAD, SUITE 490
                           HERNDON, VIRGINIA 20171
                                (703) 834-9200
               (Name, address, including zip code,and telephone
              number, including area code, of agent for service)

                                  Copies to:


                                DAVID M. CARTER
                               HUNTON & WILLIAMS
                         RIVERFRONT PLAZA - EAST TOWER
                             951 EAST BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074
                                (804) 788-8200

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================



                                                 CALCULATION OF REGISTRATION FEE
 ---------------------------------------------------------------------------------------------------------------------------------

     TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
       SECURITIES TO BE                                     OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE
          REGISTERED          AMOUNT TO BE REGISTERED           SHARE/(1)/                PRICE
----------------------------------------------------------------------------------------------------------------------------------

Warrants...............          120,000 (1)                       $6.00             $720,000               $0 (2)
----------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
 par value $.001 per share.      120,000 (3)                      $4.25 (4)          $510,000               $155.00 (4)
==================================================================================================================================

(1) Warrants issued in a September 1996 private placement and registered for resale hereunder by the holders thereof.
(2)   Pursuant to Rule 457(g) no fee is required.
(3)   Shares issuable upon exercise of the Warrants described in (2) above.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (g) on the basis of $4.25 per share of common stock, which was the average of the high and low prices of the common stock as quoted on the New York Stock Exchange on January 7, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED JANUARY 9, 1997

                              P R O S P E C T U S
-------------------------------------------------------------------------------

                               120,000 WARRANTS
                                120,000 SHARES

                                WORLDCORP, INC.

                                   WARRANTS
                                 COMMON STOCK

                                 ------------

     This Prospectus relates to 120,000 warrants (the "Warrants") of WorldCorp, Inc., a Delaware corporation (the "Company" or "WorldCorp"), held by seven holders (the "Selling Securityholders"), and the 120,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon the exercise of such Warrants. The Warrants held by the Selling Securityholders together with the Shares are sometimes referred to herein as the "Selling Securityholder Securities." The Warrants were issued to the Selling Securityholders in connection with the issuance by WorldCorp of its 10.00% Senior Subordinated Notes due September 30, 2000 (the "Notes") to the Selling Securityholders. The Notes and Warrants are completely detached and separately transferable. The Shares are being registered in connection with the possible resale of those Shares. Registration of the Warrants and the underlying Shares enables the Selling Securityholders to sell publicly all or a portion of the Warrants or the underlying Shares. The Warrants and the underlying Shares offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Warrants and the underlying Shares offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, underwriting discounts or commissions may be paid by the Selling Securityholders. Resales of the Shares may, from time to time, be made on the New York Stock Exchange (the "NYSE"), or other stock exchanges, in privately negotiated transactions or otherwise. See "Selling Securityholders" and "Plan of Distribution." Each Warrant may be exercised, in whole or in part, for shares of Common Stock at an exercise price of $6.00 per share, subject to adjustment, at any time, and from time to time, from the date of issue, September 30, 1996, and ending on September 30, 2000.

     The Company will not receive any of the proceeds from the sale of the Selling Securityholder Securities offered hereby by the Selling Securityholders. In the event all of the Warrants are exercised, the Company will receive gross proceeds of approximately $720,000. See "Selling Securityholders" and "Plan of Distribution."

     The Common Stock is listed on the NYSE under the trading symbol "WOA." The reported closing price on the NYSE on January 7, 1997 was $4.25 per share.

     SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE WARRANTS AND THE UNDERLYING SHARES OFFERED HEREBY.

                             ---------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
   -----------------------------------------------------------------------
               The date of this Prospectus is January __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site on the Internet that contains reports, proxy and information statements and other information regarding the Company. The Commission's Web Site address is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby (the Shares and the Warrants). For further information with respect to the Company and the Warrants and the Shares, reference is hereby made to such Registration Statement. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

             INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE

     The following documents are hereby incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and (iii) the Company's Current Reports on Form 8-K filed on August 5, 1996, November 22, 1996 and December 17, 1996, respectively, all filed pursuant to Section 13 or 15(d) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Investor Relations, WorldCorp, Inc., 13873 Park Center Road, Suite 490, Herndon, Virginia 20171 (telephone: (703) 834-9200).

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     WorldCorp desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. WorldCorp wishes to caution readers that this Prospectus contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including risk factors disclosed in the Company's Form 10-K for the fiscal year ended December 31, 1995 and those discussed in "Risk Factors." See "Risk Factors." These risks could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.

                                  THE COMPANY

     WorldCorp was organized in March 1987 to serve as the holding company for World Airways, Inc., a Delaware corporation ("World Airways"), which was organized in March 1948 and is the predecessor to WorldCorp. WorldCorp owns significant positions in companies that operate in two distinct business areas: air transportation (through World Airways) and electronic commerce, consumer telecommunications and on-line services (through InteliData Technologies Corporation ("InteliData"), a newly-formed Delaware corporation and successor by merger to US Order, Inc., a Delaware corporation ("US Order") and Colonial Data Technologies Corporation, a Delaware corporation ("Colonial Data")). WorldCorp owns its stock in InteliData through WorldCorp Investments, Inc., a Delaware corporation and wholly owned subsidiary of WorldCorp ("WorldCorp Investments" and, together with WorldCorp, "WorldCorp").

     In February 1994, pursuant to an October 1993 agreement, WorldCorp sold 24.9% of its ownership in World Airways to MHS Berhad ("MHS"), a Malaysian aviation company. Effective December 31, 1994, WorldCorp increased its ownership in World Airways to 80.1% through the purchase of 5% of World Airways common stock held by MHS. In October 1995, World Airways completed an initial public offering in which 2,000,000 shares of its common stock were issued and sold by World Airways and 900,000 shares were sold by WorldCorp. As of November 7, 1996, WorldCorp and MHS owned approximately 61.2% and 17.6%, respectively, of the outstanding common stock of World Airways. In June 1995, US Order completed an initial public offering whereby 3,062,500 shares of its common stock were issued and sold by US Order, and 1,365,000 shares were sold by WorldCorp. On November 7, 1996, US Order and Colonial Data were each merged (the "Mergers") with and into InteliData. As a result of the Mergers, as of November 7, 1996, WorldCorp owned approximately 28.9% of the outstanding common stock of InteliData.

     The principal executive offices of WorldCorp are located at Washington Dulles International Airport in The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 20171. WorldCorp's telephone number is (703) 834-9200.

                                 WORLD AIRWAYS

     World Airways earns revenue primarily in three distinct markets within the air transportation industry: passenger and cargo services to major international air carriers; passenger and cargo services, on a fixed and ad hoc basis, to the U.S. Government; and international tour operators in leisure passenger markets.

     In May 1996, World Airways commenced scheduled charter operations between the United States and Germany, Switzerland, Ireland, and the United Kingdom. For its scheduled service operations, World Airways commenced service between Tel Aviv and New York in July 1995 and commenced service between the U.S. and South Africa in June 1996. However, World Airways was unable to operate these markets profitably. Based on

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

disappointing results from its scheduled charter operations and scheduled service operations and a decision to refocus World Airways' strategic direction on its core business, World Airways announced in July 1996 its decision to exit its scheduled charter operations and scheduled service operations by October 1996. World Airways will focus on operating aircraft under contracts with international carriers, the U.S. government, and international tour operators.

     World Airways is a contract air carrier that generally charges customers based on a block hour basis rather than a per seat or per pound basis. A "block hour" is defined as the elapsed time computed from the moment the aircraft moves at its point of origin to the time it comes to rest at its destination. Fluctuations in flight revenues are not necessarily indicative of true growth because of shifts in the mix between full service contracts and basic contracts. Under the terms of full service contracts, World Airways is responsible for all costs associated with operating these contracts and receives a higher rate per hour. Under the terms of basic contracts, World Airways provides only certain services associated with the contract including aircraft, crews, insurance, and maintenance ("Basic Contracts"). World Airways typically charges a lower rate per hour for Basic Contracts since the customer is responsible for other operating costs. For this reason, it is important to measure pure growth through block hours flown rather than actual revenues earned. Typically, U.S. military contracts are full service contracts where the rate paid is set annually and consists of all flying costs, including fuel and ground handling of the aircraft and cargo. World Airways currently operates nine wide-body MD-11 and six DC10-30 aircraft in long-range international markets. Airline operations accounted for 100% of WorldCorp's operating revenue and operating income in 1986 through 1991. In 1992 through 1995, revenue from other business areas represented less than 1% of WorldCorp's total operating revenues.

                                  INTELIDATA

     On November 7, 1996, the mergers of US Order and Colonial Data with and into InteliData were consummated (the "Mergers"). As a result, InteliData has succeeded to the businesses of US Order and Colonial Data.

     InteliData intends to concentrate on three markets: (1) electronic commerce; (2) consumer telecommunications devices; and (3) on-line services. In the electronic commerce business, InteliData markets its bill payment and home banking products to financial institutions. Home banking allows consumers to pay bills, check account balances and receive other bank information from their homes. InteliData currently receives its home banking revenue largely from the sale of products and services to Visa member banks. InteliData has entered into an agreement with Visa Interactive, Inc. ("Visa Interactive") in the home banking market. In the consumer telecommunications device business, InteliData offers a revolutionary smart telephone and an integrated line of caller identification products through both telephone companies and retailers. Smart telephones are telephones with a central processing unit, an integrated display screen and memory which allow consumers to send and receive text information. InteliData designs, develops, manufactures and markets the smart telephones, which is available under the Intelifone/TM/ brand name in over 2,000 retail stores nationwide and under the Telesmart 4000 brand name through telephone companies. The InteliData smart telephone is the first telephone available at a mass market price that combines the power of an on-line service, a personal organizer and caller identification deluxe technology in one package. InteliData currently offers a line of Caller ID adjunct units and telephones with integrated Caller ID, small business telecommunications systems with the Landmark(R) trademark and high-end consumer telecommunications equipment. In the on-line services business, InteliData delivers information services to users of smart telephones, digital PCS telephones, alphanumeric pagers and personal digital assistants. InteliData also repairs and refurbishes telecommunications products for commercial customers and provides other services that support the development and implementation of intelligent network services.

                                 RECENT EVENTS

     On August 29, 1996, WorldCorp entered into a credit agreement (the "First Union Credit Agreement") with First Union National Bank of Virginia ("First Union"), pursuant to which WorldCorp borrowed $25.0 million at an interest rate equal to the London Interbank Offered Rate plus 2.50%. All borrowings under the First Union

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Credit Agreement initially were collateralized by $15.0 million in cash, all of the common stock of InteliData and World Airways beneficially owned by WorldCorp and a first priority security interest in the Company's assets. Using the proceeds from the First Union loan, on September 30, 1996, WorldCorp redeemed all of the remaining outstanding principal amount of approximately $25.0 million of its 137/8% Subordinated Notes due August 15, 1997 (the "137/8% Notes"). In October 1996, the cash collateralization was reduced to $7.0 million as a result of a $10.0 million repayment of the monies borrowed under the First Union Credit Agreement. On December 31, 1996, the Company successfully renegotiated the terms of the First Union Credit Agreement (the "Renegotiated First Union Credit Agreement"). Pursuant to the Renegotiated First Union Credit Agreement, all borrowings are now collateralized by $1.0 million in cash, all of the common stock of InteliData and World Airways beneficially owned by WorldCorp and a first priority security interest in the Company's assets. In addition, certain financial covenants have been released.

     On September 30, 1996, WorldCorp sold the $10,000,000 in original aggregate principal amount of its outstanding 10.00% senior subordinated notes due September 30, 2000 (the "Old Notes") pursuant to a purchase agreement, dated as of September 30, 1996, among WorldCorp and the purchasers named therein (the "Purchase Agreement"). The initial purchasers of the Notes also received the Warrants, additional warrants, issuable to such purchasers on October 1, 1997 and expiring on September 30, 2001, to acquire 40,000 shares of Common Stock and additional warrants, issuable to such purchasers on October 1, 1998 and expiring on September 30, 2002, to acquire 40,000 shares of Common Stock, which additional warrants will be issued only if certain market conditions are met (collectively, the "Warrants"). The Warrants have an exercise price of $6.00 per share, subject to adjustments as set forth therein. Proceeds from the sale of the Notes were used to repay $10.0 million aggregate principal amount outstanding under the First Union loan. As of December 1, 1996, the outstanding principal balance under the First Union Credit Agreement was $15.0 million, and there was $10.0 million in aggregate principal amount outstanding under the Notes.

     The Purchase Agreement and the First Union Credit Agreement generally restrict stock repurchases by WorldCorp and its subsidiaries, except under certain limited circumstances. Pursuant to the First Union Credit Agreement, WorldCorp may retire or otherwise acquire up to $10.0 million worth of WorldCorp Common Stock. In addition, WorldCorp was permitted to exchange with the WorldCorp Employee Savings and Stock Ownership Plan, in a non-cash transaction, Common Stock held by the trust for common stock of World Airways, provided, WorldCorp retained a 50.1% ownership of World Airways. Pursuant to the Purchase Agreement, WorldCorp is permitted to purchase, redeem, retire or otherwise acquire for value (i) at any time, Common Stock for up to $25.0 million in cash and up to 650,000 shares of Common Stock using shares of common stock of World Airways of which WorldCorp is the beneficial owner, and (ii) up to $5.0 million worth of additional shares of Common Stock for every $15.0 million increase in Asset Value (as defined herein) at such time compared to such Asset Value as of September 12, 1996. As of September 30, 1996, the Asset Value was $185.7 million. WorldCorp currently intends, if favorable market conditions exist, to use available cash and borrowing capacity to make stock repurchases subject to the limitations imposed by the Purchase Agreement and the First Union Credit Agreement.

                                 RISK FACTORS

     See "Risk Factors" for a discussion of certain risk factors that should be considered in connection with an investment in the Common Stock offered hereby.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     The following risk factors should be considered carefully by prospective investors in evaluating an investment in the Selling Securityholder Securities. Set forth below are certain risk factors with respect to WorldCorp, World Airways, InteliData and InteliData's predecessor companies, US Order and Colonial Data.

RISK FACTORS WITH RESPECT TO WORLDCORP:

Holding Company Structure and Liquidity

     WorldCorp conducts its operations through its direct and indirect subsidiaries and has no operations of its own. WorldCorp is highly leveraged and therefore requires substantial funds to cover debt service each year. As a result of WorldCorp's cash requirements, it will be required to issue new debt or equity or to sell additional shares of World Airways' or InteliData's common stock from time to time. In addition, the payment of dividends and certain loans and advances to WorldCorp by such subsidiaries are subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations. Neither World Airways nor InteliData is expected to pay dividends in the foreseeable future. Under the terms of the First Union Credit Agreement, however, WorldCorp has pledged all of its shares of World Airways and InteliData as collateral for the loan and has granted First Union a first priority security interest in the Company's assets, and as of September 30, 1996, $15.0 million of its cash was collateralized under the First Union Credit Agreement. In October 1996, the cash restriction was reduced to $7.0 million as a result of a $10.0 million repayment of the First Union Credit Agreement. On December 31, 1996, the Company successfully renegotiated the terms of the First Union Credit Agreement (the "Renegotiated First Union Credit Agreement"). Pursuant to the Renegotiated First Union Credit Agreement, all borrowings are now collateralized by $1.0 million in cash, all of the common stock of InteliData and World Airways beneficially owned by WorldCorp and a first priority security interest in the Company's assets. In addition, certain financial covenants have been released. WorldCorp also has announced its intention to purchase up to 2.5 million shares of its publicly-traded Common Stock pursuant to open market transactions. As of December 1, 1996, WorldCorp had purchased 1.1 million shares of its Common Stock for an aggregate cost of approximately $6.8 million pursuant to such purchases. There can be no assurances, however, that WorldCorp will purchase any additional shares.

Proposed Restructuring of World Airways

     The managements of WorldCorp and World Airways are currently exploring ways to maximize value for the stockholders of each company. WorldCorp is evaluating the feasibility of a disposition of its interest in World Airways to a third party or parties. There can be no assurances, however, that any such transactions will ultimately be consummated.

Mandatory Prepayment

     Pursuant to the Indenture, WorldCorp is obligated under certain conditions to make certain mandatory prepayments of the Notes. If the Asset Value at the end of any fiscal quarter is less than $70.0 million, then WorldCorp must prepay 50% of each of the then outstanding Notes within 60 days. If the Asset Value at the end of any fiscal quarter is less than $50.0 million, then WorldCorp must prepay all of the then outstanding Notes within 60 days. If WorldCorp sells any shares of common stock of InteliData, 20% of the net proceeds (i.e., gross proceeds less direct costs associated with such sales) received by WorldCorp upon such sale will be used to prepay the then outstanding Notes within 30 days. There can be no assurance that WorldCorp will not be required to make such mandatory prepayments and if so, such prepayments could have an adverse effect on WorldCorp's financial conditions and results of operations.

RISK FACTORS WITH RESPECT TO WORLD AIRWAYS:

Customers

     World Airways' business relies heavily on its contracts with Malaysian Airline System Berhad ("Malaysian Airlines"), P.T. Garuda Indonesia ("Garuda") and the U.S. Air Force's Air Mobility Command (the "U.S. Air Force"). These customers provided approximately 39%, 10%, and 20%, respectively, of World Airways' revenues and 46%, 10%, and 13%, respectively, of the total block hours during 1995. For the first nine months of 1996, these customers provided approximately 30%, 14% and 21%, respectively, of World Airways' revenues and 38%, 16%, and 14%, respectively, of total block hours. In addition to these customers, World Airways recently entered into an agreement with Philippine Airlines, Inc. ("Philippine Airlines") to provide four MD-11 aircraft under year-round wet lease contracts. As a result, World Airways expects that the agreement with Philippine Airlines will have a substantial impact on its revenues and block hours for 1997. The loss of any of these contracts or a substantial reduction in business from any of these key customers, if not replaced, would have a material adverse effect on World Airways' financial condition and results of operations.

     World Airways has provided service to Malaysian Airlines since 1981, providing wet lease services for Malaysian Airlines' scheduled passenger and cargo operations as well as transporting passengers for the annual Hadj pilgrimage. In 1996, World Airways provided three aircraft for Hadj operations. World Airways recently entered into a new 32-month agreement for year-round operations (including the Hadj) with Malaysian Airlines whereby World Airways will provide two aircraft with cockpit crews, maintenance and insurance to Malaysian Airlines' newly-formed charter division through May 1999.

     As a means of improving aircraft utilization, World Airways entered into a series of multi-year contracts, with expiration dates running from 1997 through 2000, to provide basic services to Malaysian Airlines. The contracts provide for World Airways' operation of five MD-11 aircraft in passenger and cargo configurations. Beginning in July 1996, and as mutually agreed between the parties, World Airways redeployed two aircraft operating under the contract into other operations. The parties are currently in discussions regarding the future redeployment of these aircraft into Malaysian Airlines' operations to meet the contracts' original obligations. For 1995 and the first nine months of 1996, 29% and 24%, respectively, of the World Airways' revenues and 37% and 32%, respectively, of the World Airways' block hours flown resulted from these new multi-year contracts with Malaysian Airlines.

     World Airways has provided international air transportation to the U.S. Air Force since 1956. As compensation for pledges of aircraft to the Civil Reserve Air Fleet ("CRAF") for use in times of national emergency, the U.S. Air Force awards contracts to CRAF participants for peacetime transportation of personnel and cargo. The U.S. Air Force awards contracts to air carriers acting alone or through teaming arrangements in proportion to the number and type of aircraft that the carriers make available to CRAF. As a result of World Airways' increasingly effective use of teaming arrangements, World Airways' fixed awards have grown in recent years and World Airways has one of the largest U.S. Air Force fixed award under the CRAF program for the U.S. Government's 1996-97 fiscal year. The current annual contract commenced on October 1, 1996 and expires on September 30, 1997. These contracts provide for a fixed level of scheduled business from the U.S. Air Force with opportunities for additional short-term expansion business on an ad hoc basis as needs arise. World Airways' fixed award for the current contract is $52.8 million compared to the $55.4 million fixed award for the prior contract. Due to the utilization of a significant number of World Airways' aircraft under multi-year contracts and other contractual commitments, it is unlikely that World Airways will be able to accept all of the available expansion business. Although overall Defense Department spending is being reduced, the level of U.S. Air Force contract awards has remained relatively constant in recent years. World Airways, however, cannot determine how future cuts in military spending may affect future operations with the U.S. Air Force.

     World Airways has provided wet lease services to Garuda since 1973 (operating under an annual Hadj contract since 1988). World Airways operated seven aircraft in the 1996 Garuda Hadj.

     As mentioned above, World Airways recently entered into an agreement with Philippine Airlines to provide four MD-11 aircraft under year-round wet lease contracts. The first two aircraft began flying for Philippine Airlines in June and July 1996, with the remaining two aircraft commencing operations in October 1996. Under the agreement, each aircraft will operate for an 18-month term. In addition, Philippine Airlines has an option, beginning late in 1996, for World Airways to operate a DC10-30 cargo aircraft.

Competition

     The air transportation industry is highly competitive and susceptible to price discounting. Certain of the passenger and cargo air carriers against which World Airways competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to World Airways.

     World Airways' ability to provide service in certain foreign markets in the future may depend in part on the willingness of the U.S. Department of Transportation to allocate limited traffic rights to World Airways rather than to competing U.S. airlines, including major scheduled passenger carriers capable of carrying greater passenger traffic, and the approval of the applicable foreign regulators. There can be no assurance that World Airways will be able to obtain the traffic rights it seeks in expanding its business.

     The allocation of military air transportation contracts by the U.S. Air Force is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use in times of national emergencies. The formation of competing teaming arrangements that have larger partners than those sponsored by World Airways, an increase by other air carriers in their commitment of aircraft to the emergency program, or the withdrawal of World Airways' current partners, could adversely affect the size of the U.S. Air Force contracts, if any, which are awarded to World Airways in future years.

     World Airways believes that the most important bases for competition in the air cargo business are the payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the cargo transportation service. Competitors in the cargo market include all-cargo carriers, such as Atlas Air, Inc. and Polar Air Cargo, and scheduled and non-scheduled passenger carriers which have substantial belly capacity.

Cyclical Nature of Air Carrier Business

     World Airways operates in a challenging business environment. The air transportation industry is highly sensitive to general economic conditions. Since a substantial portion of passenger airline travel (both business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns. The airline industry may also be adversely affected by unexpected global political developments. The financial results of air cargo carriers are also adversely affected by general economic downturns due to the reduced demand for air cargo transportation. In 1993 and 1994, the combination of a generally weak global economy and the depressed state of the air transportation industry adversely affected World Airways' operating performance. Although World Airways has experienced a growth in demand, such that World Airways has increased block hours from continuing operations flown by 15% in the first nine months of 1996 over the comparable 1995 period and by 41% in 1995 over 1994, there can be no assurance that this growth will continue.

Seasonality

     Historically, World Airways' business has been significantly affected by seasonal factors. During the first quarter, World Airways typically experiences lower levels of utilization and yields as demand for passenger and cargo services is lower relative to other times of the year. World Airways experiences higher levels of utilization in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. During 1996, World Airways' flight operations associated with the Hadj pilgrimage occurred from March 22 to June 1. Because the Hadj occurs approximately 10 to 12 days earlier each year, revenues resulting from future Hadj contracts are beginning to shift from the second quarter to the first quarter over the next several years. Historically, fourth quarter utilization depended primarily on the demand for air cargo services in connection with the shipment of merchandise in advance of the U.S. holiday season.

     As discussed above, World Airways exited its scheduled service operations in October 1996 to focus on its core business: operating aircraft under contracts with international carriers, the U.S. Government, and international tour operators. World Airways believes that its contracts with Malaysian Airlines, Philippine Airlines and the U.S. Air Force should lessen the effect of these seasonal factors.

Operating Losses

     While World Airways was profitable each year from 1987 through 1992 and in 1995, it sustained operating losses in 1993 and 1994 of $7.3 million and $5.2 million, respectively, and net losses of $9.0 million in each of these two years. During the first nine months of 1996, World Airways reported a net loss of $18.8 million, which resulted from operating losses incurred in World Airways' scheduled service operations and the related estimated loss on disposal. Earnings from continuing operations were $13.7 million for the first nine months ended September 30, 1996. While World Airways expects its continuing operations to remain profitable, there can be no assurance that World Airways will be able to maintain this profitability for the remainder of 1996 and future years.

Discontinued Operations

     Based on disappointing results from its scheduled service operations and a decision to refocus World Airways' strategic direction on its core business, World Airways announced in July 1996 its decision to exit its scheduled service operations by October 1996. Consistent with this decision, World Airways ceased all scheduled operations as of October 27, 1996. As a result, World Airways' scheduled service operations were reflected as discontinued operations as of June 30, 1996, and prior period results were restated to reflect scheduled service operations as discontinued operations. Loss from discontinued operations (net of income tax effect) approximated $11.7 million for the first and second quarters of 1996. In addition, an estimated loss on disposal of $21.0 million (net of income tax effect), which was recorded as of June 30, 1996, included the following: estimated operating losses during the phase-out period; lease costs on unutilized aircraft; passenger reprotection expenses; and the writeoff of certain leasehold improvements. World Airways incurred approximately $13.2 million of the costs during the quarter ended September 30, 1996 and believes that its remaining accrual for estimated losses on disposal will be adequate to meet the remaining costs to be incurred during the phase-out period. As of November 8, 1996, World Airways believes that it has met substantially all of its cash obligations of the phase-out period. As a result of this decision, World Airways will reduce its fixed overhead costs, primarily through the elimination of costs related to discontinued operations.

Liquidity and Capital Resources

     World Airways' cash and cash equivalents at September 30, 1996 and December 31, 1995 were $11.1 million and $25.3 million, respectively. At September 30, 1996, World Airways' current assets were $43.3 million and current liabilities were $74.7 million. World Airways believes that the combination of the financings consummated to date and income from continuing operations will be sufficient to allow World Airways to meet its cash requirements related to the phase-out of its discontinued operations and the operating and capital requirements for its continuing operations for at least the next 12 months.

Maintenance

     World Airways outsources major airframe maintenance and power plant work to several suppliers. World Airways has a 10-year contract ending in August 2003 with United Technologies Corporation's Pratt & Whitney Group for all off-wing maintenance on the PW 4462 engines that power its MD-11 aircraft. Under this contract, the manufacturer agreed to provide such maintenance services at a cost not to exceed a specified rate per hour during the term of the contract. The specified rate per hour is subject to annual escalation, and increases substantially in 1998. Accordingly, while World Airways believes the terms of this agreement will result in lower engine maintenance costs than it otherwise would incur during the first five years of the agreement, these costs will increase substantially during the last seven years of the agreement.

     World Airways' maintenance costs associated with the MD-11 aircraft and PW 4462 engines have been significantly reduced due in part to manufacturer guarantees and warranties, which guarantees and warranties began to expire in 1995 and will fully expire by 1998. Therefore, World Airways expects that maintenance expenses will increase as these guarantees and warranties expire.

Aviation Fuel

     The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. Fluctuations in the price of fuel have not had a significant impact on World Airways' operations in recent years, because, in general, World Airways' contracts with its customers limit World Airways' exposure to increases in fuel prices. However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and on the financial condition and results of operations of World Airways in particular.

Legal and Administrative Proceedings

     World Airways and WorldCorp (the "World Defendants") are defendants in litigation brought by the Committee of Unsecured Creditors of Washington Bancorporation (the "Committee") in August 1992, captioned Washington Bancorporation v. Boster, et. al., Adv. Proc. 92-0133 (Bankr. D.D.C.) (the "Boster Litigation"). The complaint asserts that the World Defendants received preferential transfers or fraudulent conveyances from Washington Bancorporation when the World Defendants received payment at maturity on May 4, 1990 of Washington Bancorporation commercial paper purchased on May 3, 1990. Washington Bancorporation filed for relief under the Federal Bankruptcy Code on August 1, 1990. The Committee seeks recovery of approximately $4.8 million from World Airways and approximately $2.0 million from WorldCorp, which are alleged to be the amounts paid to each of World Airways and WorldCorp by Washington Bancorporation. On the motion of the World Defendants, among others, the Boster Litigation was removed from the Bankruptcy Court to the District Court for the District of Columbia on May 10, 1993. The World Defendants filed a motion to dismiss the Boster Litigation as it pertains to them on June 9, 1993, and intend to vigorously contest liability. On September 20, 1995, the District Court for the District of Columbia granted the motion to dismiss filed by the World Defendants with respect to three of the four counts alleged in the litigation, but declined to grant a motion to dismiss the remaining claim regarding fraudulent transfers. The District Court's ruling is subject to appeal in certain cases. The World Defendants filed a summary motion with respect to the remaining claim on October 19, 1995, which remains pending. On November 6, 1996, the plaintiff in the Boster Litigation filed a "Motion for Stay of Litigation Pending Settlement Become Effective" (the "Stay Motion"). The Stay Motion recites that a settlement agreement has been reached involving the plaintiff, the Federal Deposit Insurance Corporation, and an individual resolving other litigation involving Washington Bancorp (the "FDIC Settlement"). If the FDIC Settlement becomes final, the Plaintiff has agreed to dismiss with prejudice the Boster Litigation against all defendants, including the World Defendants, with each party to bear its own costs. In that event, the World Defendants would not have any further liability in the Boster Litigation. The final resolution of the FDIC Settlement depends upon certain contingencies, including a request for certain treatment from the Internal Revenue Service.
The FDIC Settlement provides that if all of the conditions to that settlement are not satisfied by June 30, 1997, either party may elect to terminate that settlement. The Stay Motion requests an indefinite stay of the Boster Litigation pending the resolution of the FDIC Settlement. In any event, World Airways believes it has substantial defenses to this action, although no assurance can be given of the eventual outcome of this litigation. Depending upon the timing of the resolution of this claim, if the Committee were successful in recovering the full amount claimed, the resolution could have a material adverse effect on the World Airways' financial condition and results of operations.

     In connection with the discontinuance of World Airways' scheduled service operations, World Airways may be subject to claims by third parties. One claim has been filed in connection with World Airways discontinuance of scheduled service to South Africa, seeking approximately $13.8 million in compensatory and punitive damages. World Airways believes it has substantial defenses to this action, although no assurance can be given of the eventual outcome of this litigation. Depending upon the timing of the resolution of this claim, if the plaintiff were successful in recovering the full amount claimed, the resolution could have a material adverse effect on the World Airways' financial condition and results of operations. Although only one claim has been filed against World Airways, there can be no assurance that additional claims will not be filed in the future.

     In addition, World Airways is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by World Airways to be likely to have a material adverse effect on the financial condition of World Airways.

Proposed Restructuring of World Airways and World Airways Common Stock
Repurchases

     The managements of WorldCorp and World Airways are currently exploring ways to maximize their value for the stockholders of each company, including actively exploring the feasibility of WorldCorp disposing of a substantial portion of its ownership position in World Airways. There can be no assurances, however, that any transaction will ultimately be consummated. In addition, World Airways has announced its intention to purchase up to one million shares of its publicly-traded Common Stock pursuant to open market transactions. As of December 1, 1996, World Airways had purchased shares of its Common Stock for an aggregate cost of $7.4 million pursuant to such purchases. There can be no assurances, however, that World Airways will purchase any additional shares.

Employees

     World Airways' flight attendants continue to challenge the use of foreign flight attendant crews on World Airways' flights for Malaysian Airlines and Garuda Indonesia which has historically been World Airways' operating procedure. World Airways is contractually obligated to permit its Southeast Asian customers to deploy their own flight attendants. While World Airways intends to contest this matter vigorously in an upcoming arbitration, an unfavorable ruling for World Airways could have a material adverse effect on World Airways.

RISK FACTORS WITH RESPECT TO INTELIDATA:

Uncertainty as to Future Financial Results

     US Order and Colonial Data believe that the Mergers will offer opportunities for long-term efficiencies in operations that should positively affect future operating results of the combined companies. However, the combined companies will be more complex and diverse than either US Order or Colonial Data individually, and the combination and continued operation of their distinct business operations will present difficult challenges for each company's management due to the increased time and resources required in the management effort. While managements of both US Order and Colonial Data, and their respective Boards of Directors, believe that the combination can be effected in a manner that will realize the potential value of the two companies, neither management group has experience in combinations of this size. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the operational efficiencies anticipated to result from the Mergers.

     In order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions following the Mergers. US Order and Colonial Data have different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurances that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Mergers will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on InteliData's results of operation and financial condition.

History of Operating Losses

     The Mergers were accounted for using the purchase method of accounting with US Order being deemed the acquiror for financial reporting purposes. Because US Order as the acquiror has a financial history of operating losses, InteliData will have a financial history of operating losses. For income tax purposes, use of US Order's net operating loss carryforwards in future years may be limited as a result of the change in control that resulted from the Mergers. In the future, there can be no assurance that InteliData will be able to achieve profitability and, if achieved, sustain such profitability.

Market Acceptance of Smart Telephones

     InteliData's future growth and profitability also will depend upon the consumer's acceptance of smart telephone technologies and a significant expansion in the consumer market for telephone-based interactive applications technologies. Even if these markets experience substantial growth, there can be no assurance that InteliData's products or services will be successful or benefit from such growth. InteliData's smart telephone is designed to support Analog Display Services Interface-based intelligent network services such as integrated Caller ID and Call Waiting with call disposition features, as well as new applications such as home banking and national directory assistance. After the Mergers, much of InteliData's success in the smart telephone market depends on InteliData's ability to meet design specifications and delivery requirements for its products and services. There can be no assurance of the timing of the introduction of, necessary regulatory approvals for, or market acceptance of, these services and applications. InteliData faces competition in these markets from other emerging interactive applications delivered through personal computers, cable television and Integrated Service Digital Network.

Fluctuations in Operating Results

     Historically, US Order and Colonial Data have experienced fluctuations in quarterly operating results, and InteliData may experience fluctuations in quarterly operating results due to a variety of factors, some of which are beyond InteliData's control. These include the size and timing of customer orders or the royalty payments from Visa InterActive, if any, changes in InteliData's pricing policies or those of its competitors, new product introductions or enhancements by competitors, delays in the introduction of new products or product enhancements by InteliData or by its competitors, customer order deferrals in anticipation of upgrades and new products, market acceptance of new products, the timing and nature of sales, marketing, and research and development expenses by InteliData and its competitors, the timing of payments affecting Caller ID or other intelligent network services by a telco, disruptions in sources of supply, the effects of regulation on Caller ID and other intelligent network services, the timing and extent of promotional activities by a telco, changes in service charges by a telco, other changes in operating expenses, personnel changes and general economic conditions. No assurance can be given that such quarterly variations will not occur in the future and, accordingly, the results of any one quarter may not be indicative of the operating results for future quarters.

Technological Considerations

     US Order's and Colonial Data's business activities are concentrated in fields characterized by rapid and significant technological advances. There can be no assurance that InteliData will remain competitive technologically or that InteliData's products, processes or services will continue to be reflective of such advances. Failure to introduce new products or product enhancements that achieve market acceptance on a timely basis could materially and adversely affect InteliData's business, operating results and financial condition. There can be no assurance that InteliData will not encounter unanticipated technical, marketing or other problems or delays relating to new products, features or services which US Order and Colonial Data have recently introduced or which InteliData may introduce in the future. Moreover, there can be no assurance that InteliData's new products, features or services will be successful, that the introduction of new products, features or services by InteliData's competitors will not materially and adversely affect the sales of InteliData's existing products or that InteliData will be able to adapt to future changes in the telecommunications industry. Most of US Order's and Colonial Data's competitors and potential competitors have significantly greater financial, technological and research and development resources than InteliData has.

Dependence on Foreign Production

     Colonial Data's Caller ID units and certain other products, including the smart phone jointly developed by US Order and Colonial Data, the Telesmart 4000/Intelifone 2000, are manufactured by a company with facilities in Hong Kong, Taiwan, and the People's Republic of China. These facilities are supplemented, in part, by other manufacturers in Asia for certain integrated telephone and small business system products and by limited manufacturing facilities in Connecticut and Canada. The availability or cost of these Caller ID Units and smart telephones may be adversely affected by political, economic or labor conditions in Hong Kong, Taiwan or the People's Republic of China, including the 1997 return of Hong Kong to China, and by fluctuations in currency exchange rates. In addition, a change in the tariff structure or other trade policies of the United States or countries from which InteliData will import products could adversely affect InteliData's foreign manufacturing strategies.

Dependence on Key Employees

     InteliData will be highly dependent on certain key executive officers and technical employees to fully integrate the operations and business of US Order and Colonial Data as well as to implement the business plans of InteliData on an ongoing basis. The loss of any such key employees could have an adverse impact on the future operations of InteliData.

Regulation

     In the United States, Caller ID and other intelligent network services are subject to federal and state regulation. Caller ID and other intelligent network services may in the future be subject to further regulation by the federal government, state public utility commissions and other regulatory authorities, as well as court challenges, including possible challenges due to protests from special interest groups that object to such services on the basis of privacy concerns. An order issued by the Federal Communications Commission ("FCC") effective December 1, 1995, requires all United States telephone service providers with Signaling System 7 switching architecture to transmit to each other without charge Caller ID number information on interstate calls within the United States (except for public pay phones and party lines). The FCC's order also requires that telcos that offer Caller ID service must provide to their telephone subscribers without charge a per-call blocking mechanism to block the transmission of their Caller ID information on interstate calls and must inform subscribers that their telephone numbers may be identified to a called party and how to use this blocking capability.

     In addition, the Telecommunications Act of 1996 and regulations or orders promulgated thereunder may result in or accelerate changes in various aspects of the telecommunications industry, including the competitive environment, the delivery and pricing of various telecommunications services and possible consolidation. Although InteliData is unable to predict what effect, if any, the Telecommunications Act of 1996 or other regulatory developments may have upon the telecommunications industry or InteliData's business, any such effects could have a material adverse impact on the future operations of InteliData.

     In Canada, the Canadian Radio-television and Telecommunications Commission regulates Caller ID and intelligent network services. InteliData believes that Canadian regulation of telecommunications devices for intelligent network services is not more burdensome than regulation in the United States.

Volatility of Stock Price

     The market price of both the US Order common stock and the Colonial Data common stock experienced significant volatility. There can be no assurance that the InteliData common stock will not also experience significant volatility.
The stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and developmental stage companies and that has often been unrelated to the operating performance of such companies. Factors such as announcements of the introduction of new products or services by InteliData or its competitors, announcements of joint development efforts or corporate partnerships in the interactive applications industry, market conditions in the banking, telecommunications and other emerging growth company sectors and rumors relating to InteliData or its competitors may have a significant impact on the market price of InteliData common stock.

RISK FACTORS WITH RESPECT TO US ORDER:

Minimal Revenue; History of Losses

     US Order did not introduce its first commercial product until 1991 and accordingly has a limited operating history. To date, US Order has generated limited revenue from the sale of its products and services, has incurred significant losses and has experienced a substantial negative cash flow. US Order expects to incur operating losses during 1996. There can be no assurance that US Order will be able to achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. US Order is subject to all of the risks inherent in the establishment of a new business enterprise.

Developing Marketplace

     Home banking and smart telephones are developing markets. Consumer preferences in interactive technologies are difficult to predict. US Order's future growth and profitability will depend, in part, upon consumer acceptance of electronic home banking and smart telephone technologies and a significant expansion in the consumer market for telephone-based interactive applications technologies. Even if these markets experience substantial growth, there can be no assurance that US Order's products and services will be commercially successful or benefit from such growth.

Early Stage Products and Services

     The continued development of the marketplace for US Order's products and services will depend in part upon US Order's ability to create and develop additional applications for US Order's technologies. Many of US Order's products and services, including its smart telephones, are in the early stages of development or marketing, and are subject to the risks inherent in the development and marketing of new products and services.

Restrictions from the Visa Agreement

     As a condition of Visa's acquisition of US Order's bill payment operations and technology (the "Visa Bill-Pay System"), US Order has agreed to work exclusively with Visa in certain areas and to refrain from certain activities that are in competition with Visa and its affiliates. These covenants may increase US Order's reliance upon Visa. US Order's dependence on Visa, and the terms of the agreement between the parties, may have a material adverse effect on US Order.

Dependence on Strategic Alliances

     US Order's business strategy has been to sell its products and services through strategic alliances, primarily through a strategic alliance with Visa InterActive in addition to the alliance with Colonial Data. US Order's primary success will depend both on the ultimate success of its strategic partners as well as on the ability of its partners to successfully market US Order's products, services and interactive applications. There can be no assurance that these alliance partners will view their alliance with US Order as significant for their own businesses, that they will be successful in achieving their own business objectives, or that they will not reassess their commitment to US Order at any time in the future.

Competition

     The market for interactive products and services is highly competitive and subject to rapid innovation and technological change, shifting consumer preferences and frequent new product introductions. US Order's home banking products and services compete with services offered by a number of competitors and competition may intensify as a result of new market entrants. Banks have developed home banking products for their own customers and, in the future, may offer these services to other banks. Non-banks also may develop home banking products to offer to banks. Computer software and data processing companies also offer home banking services. Visa competes with other organizations, including MasterCard International, Inc., which offers its Masterbanking home banking service through CheckFree Corporation. Many competitors exist for US Order's various banking products including other manufacturers of touch-tone response systems, other financial software companies and financial services software and service companies. US Order believes that its primary competition for its customer support services will come from financial institutions and third parties that choose to offer customer support services either directly through Visa's customer support messaging standard ("CSMS") product or on their own. US Order expects that competition in all of these areas will increase in the near future.

     The market for US Order's smart telephone products and services is highly competitive and subject to rapid technological change. At present, US Order's principal competitors in the market for smart telephones are or will be Philips Home Services, Inc. ("Philips"), Northern Telecom Ltd. ("Northern Telecom") and CIDCO Incorporated ("CIDCO"). US Order expects competition to increase in the future from existing and new competitors and expects new competitors to include electronics manufacturers. US Order's competitors, including Philips and Northern Telecom, have already introduced smart telephones that include technological features incorporated in US Order's Telesmart 4000/Intelifone 2000 smart phone product. US Order expects that as the market for smart telephones grows, it will face competition from traditional personal computer on-line service providers, as well as from personal computer software companies.

Reliance on Visa Royalty Payments

     US Order sold the Visa Bill-Pay System to Visa on August 1, 1994, for approximately $15 million in cash, the assumption of certain liabilities and rights to a 72-month royalty period commencing January 1, 1995 and ending December 31, 2000 (the "Royalty Period"). Visa subsequently transferred these assets to Visa InterActive, its wholly owned subsidiary. The royalty obligation is based on the number of customers who use the Visa Bill-Pay System during the Royalty Period. The agreement with Visa expressly provides that the royalty will apply only if the means by which a customer makes an electronic bill payment involves the use of a "significant portion" of the Visa Bill-Pay System.

     Royalties to US Order are calculated and paid by Visa InterActive quarterly during the Royalty Period. Because the amount of the royalties to US Order is dependent upon the number of customers that use the Visa Bill-Pay System on a monthly basis during the Royalty Period, US Order cannot provide any assurances of the amount of royalties, if any, that will be payable by Visa InterActive to US Order. The royalty payment will be reduced for each quarter through December 31, 1997, by an offset amount (the "Visa Offset") which is initially set at $73,315. If the royalty payment that would otherwise be due in respect of a quarter is smaller than the offset amount for that quarter, no royalty payment will be made to US Order, and the difference between $73,315 and the royalty otherwise due will increase the size of the Visa Offset for the next quarter. The aggregate amount of the Visa Offset for the Royalty Period is $879,780. US Order did not receive any royalty revenue from Visa in 1995 or 1996 due to the Visa Offset and does not expect to receive any royalty revenue after application of the Visa Offset until sometime in 1997.

     In addition, under the terms of its agreement with Visa, Visa InterActive is not obligated to pay royalties to US Order for active bank customers who utilize home banking and bill payment technology independently developed by Visa InterActive. If Visa InterActive independently develops or acquires its own home banking and bill payment technology which does not use or build upon US Order's technology, this could have a material adverse effect on the amount of royalties payable by Visa InterActive to US Order. As a condition of Visa's acquisition of the Visa Bill-Pay System, US Order has agreed to work exclusively with Visa in certain areas and to refrain from certain activities that are in competition with Visa and its affiliates. These covenants may increase US Order's reliance upon Visa.

RISK FACTORS WITH RESPECT TO COLONIAL DATA:

Reliance on Caller ID Revenues

     During the year ended December 31, 1995 and the nine months ended September 30, 1996, substantially all of Colonial Data's revenues were derived from sales and leases of its Caller ID products. The sale or lease of these products is directly linked to the implementation and promotion of Caller ID service by telcos. The timing of such implementation may be affected by government regulation, by changes in the telecommunications industry resulting from changes in the regulatory and competitive environment, by switch and software upgrades and by other factors. There can be no assurance that telcos will continue to introduce and promote this service successfully or that it will gain widespread market acceptance. Delays in the introduction of Caller ID service in local markets or failure of this service to gain widespread market acceptance would materially and adversely affect Colonial Data's business, operating results and financial condition.

Competition

     The market for Colonial Data's products is highly competitive and subject to rapid technological change. At present, Colonial Data's principal competitors are CIDCO, Lucent Technologies, Inc., formerly part of AT&T Corp. ("Lucent"), Northern Telecom and US Electronics, Inc. ("US Electronics") products. Colonial Data's Caller ID products also compete with Caller ID telephones offered by Panasonic Co., Sony Corp. and Thomson Consumer Electronics, Inc.

     The smart telephone marketed by Colonial Data through its alliance with US Order is subject to competition from smart telephones marketed or developed by Philips, Northern Telecom and CIDCO as well as other emerging platforms for interactive applications delivered through personal computers and cable television. Colonial Data expects competition to increase in the future from existing and new competitors, possibly including telcos or other current customers, from network switch-based services and from the increased application of cellular technology. Colonial Data's primary current and potential competitors in the market for products that support intelligent network services have substantially greater financial, marketing and technical resources than Colonial Data. Competition could materially and adversely affect Colonial Data's results of operations through price reductions and loss of market share.

     Colonial Data competes with a large number of competitors for its repair services and other services supporting the development and implementation of intelligent network services. Several of Colonial Data's competitors in the market for such services have substantially greater financial, marketing and technological resources than Colonial Data. There can be no assurance that Colonial Data will be able to continue to compete successfully against its existing competitors or that it will be able to compete successfully against new competitors.

Concentration of Distribution of Products and Services

     Colonial Data sells its products and services to telcos, individual telephone subscribers, other equipment manufacturers on a private label basis and retail chains. In addition, Colonial Data leases its products to individual telco subscribers. Sales and leases to individual telco subscribers are largely dependent on direct fulfillment distribution arrangements with certain Regional Bell Operating Companies ("RBOCs") and other telcos. Since Colonial Data views the telcos with which it maintains direct fulfillment relationships as its customers, it considers its customer base to be highly concentrated. In 1995, Colonial Data's three largest customers (including telcos with which Colonial Data maintains direct fulfillment relationships) accounted for 59%, of which the top two accounted for 48%, of its revenues. In the six months ended June 30, 1996, the three largest customers accounted for 51%, of which the top two accounted for 38%, of Colonial Data's revenues. Colonial Data's current telco fulfillment arrangements are not exclusive and may be terminated by either party. The loss of any one or more of Colonial Data's major customers or the termination of its distribution arrangements with any telco or the failure to be selected for significant orders or programs by a telco could materially and adversely affect Colonial Data's business, operating results, and financial condition. In addition, consolidation in the telecommunications industry could result in the loss of such customers or business.

Management of Growth

     During recent periods, Colonial Data has experienced a rapid rate of growth. Colonial Data has responded to the growth in its business by significantly increasing its service, support and administrative facilities and staff. However, there can be no assurance that Colonial Data will be able on a timely basis to anticipate its future requirements for personnel, facilities or systems or to maintain the levels of customer service that it has provided in the past. The inability of Colonial Data to anticipate and meet these requirements, or a decline in the quality of Colonial Data's customer service or delays in the delivery of Colonial Data's products could materially and adversely affect Colonial Data's business.

Limited Proprietary Protection

     Colonial Data possesses limited patent or registered intellectual property rights with respect to its technology. Colonial Data depends in part upon its proprietary technology and know-how to differentiate its products from those of its competitors. Colonial Data has relied on US Order for the design of a new smart telephone. Colonial Data also works independently and from time to time with third parties with respect to the design and engineering of its own products. Colonial Data also relies on a combination of contractual rights and trade secret laws to protect its proprietary technology. There can be no assurance, however, that Colonial Data will be able to protect its technology or successfully develop new technology or gain access to such technology or that third parties will not be able to develop similar technology independently or that competitors will not obtain unauthorized access to Colonial Data's proprietary technology, that third parties will not misuse the technology to which Colonial Data has granted access, or that Colonial Data's contractual or legal remedies will be sufficient to protect Colonial Data's interests in its proprietary technology.

     A portion of the messaging technology used in Colonial Data's Caller ID products is licensed on an exclusive basis from Lucent. However, Lucent has reserved for itself and its subsidiaries the right to use that technology for all purposes relating to its and its subsidiaries' businesses. Certain of Lucent's Caller ID patents are licensed by Lucent to Colonial Data and others, including Colonial Data's competitors. If the Lucent license were terminated and Colonial Data were unable to negotiate a new patent license agreement with Lucent, Colonial Data would no longer be authorized to manufacture or sell Caller ID products in the United States other than to the RBOCs and to Lucent, and Colonial Data's business would be materially and adversely affected.

Limited Sources of Supply

     The key components used in Colonial Data's products are currently being purchased from multiple sources, except for its application specific integrated circuit ("ASIC") chips, which are purchased from a single source. The only supply contract to which Colonial Data is a party is with the maker of its ASIC chips. Colonial Data has no other supply contracts for its components. Although Colonial Data believes it could develop other sources for each of the components for its products, the process could take several months, and the inability or refusal of any such source to continue to supply components could have a material adverse effect on Colonial Data pending the development of an alternative source.

                                USE OF PROCEEDS

     Proceeds from the sale of the Warrants and the underlying Shares will be received directly by the Selling Securityholders. However, to the extent that the Warrants are exercised, the Company will receive proceeds equal to the exercise price thereof multiplied by the number of Warrants exercised. If all of the Warrants are exercised, the Company will receive gross proceeds of approximately $720,000 (based on an exercise price of $6.00 per share). The Company presently intends to use such proceeds, if any, for working capital and general corporate purposes. See "Selling Securityholders."

                             PLAN OF DISTRIBUTION

     The Warrants and the underlying Shares offered by the Selling Securityholders by this Prospectus may be sold from time to time by the Selling Securityholders or by their transferees. The distribution of the Warrants and the underlying Shares offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, underwriting discounts or commissions may be paid by the Selling Securityholders. Resales of the Shares may, from time to time, be made on the NYSE, or other stock exchanges, in privately negotiated transactions or otherwise. For example, the Selling Securityholder Securities may be sold by one or more of the following without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Securityholder Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions in which the broker solicits purchasers; and (d) face to face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate in the resales.

     The Selling Securityholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of Selling Securityholder Securities involved, (c) the price at which such Selling Securityholder Securities are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company and the Selling Securityholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Securityholders with respect to the Selling Securityholder Securities against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Selling Securityholder Securities, except that the Selling Securityholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Selling Securityholder Securities.

     There is no assurance that any of the Selling Securityholders will sell any or all of the Selling Securityholder Securities. The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Securityholders of the Selling Securityholder Securities continuously effective for a period of 48 months from the date of this Prospectus; provided, however, that the Company shall not be required to maintain the registration statement once the Warrants and the underlying Shares may be sold pursuant to Rule 144(k) under the Securities Act. In addition, the Selling Securityholders have agreed not to sell any of the Selling Securityholder Securities for a period of 90 days after receiving notice that the Company intends to commence a registered public offering of its Common Stock .

                            SELLING SECURITYHOLDERS

          The following table sets forth the number of Warrants and underlying Shares beneficially owned by each of the Selling Securityholders and included herein. Because the Selling Securityholders may offer all or some of the Selling Securityholder Securities which they own pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securityholder Securities, no estimate can be given as to the amount of Selling Securityholder Securities that will be held by the Selling Securityholders after completion of this offering. The Selling Securityholder Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. All of the Selling Securityholders own less than 1% of the outstanding shares of Common Stock.

                                                                                 Number of
                                                                                 Shares of
                                                              Number of         Common Stock
                                                               Warrants         Beneficially
                                                          Beneficially Held   Held and Maximum
Names of Selling                                             and Maximum        Amount to be
Securityholders                                           Amount to be Sold        Sold(1)
---------------                                           -----------------   ----------------
Hoechst Celanese Employee Master Benefit Trust...........       86,400              86,400
20/20 Short Term High Yield Fund.........................       12,000              12,000
Rectors and Visitors of the University of Virginia.......        6,000               6,000
Riverside Income Fund Ltd. LP............................        6,000               6,000
Riverside Specialty Income Fund Trust....................        3,600               3,600
North Broward Radiologists P.A. Profit Sharing Plan FBO
Carl C. Peterson M.D. and Walter F. Ciceric M.D..........        3,000               3,000
Warwick Fund-Ansbacher Bahamas...........................        3,000               3,000

______________

(1)  Represents Shares to be issued upon exercise of the Warrants.

                                 LEGAL MATTERS

          The validity of the Warrants and the Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

          The consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in common stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 1995, and the related financial statement schedules, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of that firm as experts in accounting and auditing.

          The consolidated financial statements of Colonial Data as of December 31, 1995 and 1994, and for each of the fiscal years in the three-year period ended December 31, 1995, incorporated by reference herein and in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied on as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                                 ____________



                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Available Information................................................    3
Incorporation of Certain Documents By Reference......................    3
Prospectus Summary...................................................    4
Risk Factors.........................................................    7
Use of Proceeds......................................................   18
Plan of Distribution.................................................   18
Selling Securityholders..............................................   19
Legal Matters........................................................   19
Experts..............................................................   19


                                  ____________



                                WORLDCORP, INC.



                               120,000 WARRANTS
                                120,000 SHARES
                                 COMMON STOCK



                           _________________________

                                  PROSPECTUS
                           _________________________



                               January __, 1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses/*/ in connection with the Offerings are as follows:

     Securities and Exchange Commission registration fee.......     $   155
     Blue Sky fees.............................................       2,000
     Legal fees................................................      15,000
     Accounting fees...........................................       5,000
     Printing, engraving and postage expenses..................       3,000
     Miscellaneous.............................................       5,845
     Total.....................................................     $31,000
                                                                    =======

____________________
/*/The Company will pay these expenses.


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     WorldCorp, Inc., a Delaware corporation (the "Company"), is empowered by
Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director or officer of WorldCorp. The statute provides that such indemnification is not exclusive of other rights or indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and Bylaws of WorldCorp provide that WorldCorp shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

     WorldCorp is also empowered by Section 102(b) of the Delaware General Corporation Law to include a provision in its Certificate of Incorporation that limits a director's liability to WorldCorp or its stockholders for monetary damages for breaches of his or her fiduciary duty except for (i) a breach of the director's duty of loyalty to WorldCorp or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) improper dividend payments, stock repurchases or redemptions; and (iv) any transaction from which the director derived an improper personal benefit. Article 10 of WorldCorp's Certificate of Incorporation includes such a provision.

     Policies of insurance are maintained by the Company under which directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

     The Company has entered into indemnification agreements with its officers and directors that indemnify such officers and directors to the full extent permitted by law against all expenses, judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of the Company on account of their service as a director or officer of the Company.

ITEM 16.  EXHIBITS

4.1 Article 10 of the Company's Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4, as amended, (Commission File No. 33-012735) filed on March 19, 1987, and
     Article VIII of the Company's Bylaws, incorporated by reference to Exhibit
     3.2 to the Company's Registration Statement on Form S-4, as amended, (Commission File No. 33-012735) filed on March 19, 1987.
5.1  Opinion of Hunton & Williams.
23.1 Consent of KPMG Peat Marwick LLP.
23.2 Consent of Deloitte & Touche LLP.
23.3 Consent of Hunton & Williams (included in Exhibit 5.1).
24.1 Power of Attorney (included on the signature pages of the Registration Statement).

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Commonwealth of Virginia on January 9, 1997.

                              WORLDCORP, INC.



                              By:   /s/ T. Coleman Andrews, III
                                    --------------------------------------------
                                    T. Coleman Andrews, III
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 9, 1997. Each of the directors and/or officers of WorldCorp, Inc. whose signature appears below hereby appoints T. Coleman Andrews, III, William F. Gorog and Andrew M. Paalborg as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable WorldCorp, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

          SIGNATURE                                      TITLE
          ---------                                      -----


/s/ T. Coleman Andrews, III                 Chief Executive Officer, President
-----------------------------------
T. COLEMAN ANDREWS, III                     and Director


/s/ William F. Gorog                        Director and Chairman of the Board
-----------------------------------
WILLIAM F. GOROG                            (Principal Executive Officer)


/s/ Mark S. Lynch                           Vice President and Chief Financial
-----------------------------------
MARK S. LYNCH                               Officer (Principal Financial Officer
                                             and Principal Accounting Officer)


/s/ Gideon Argov                            Director
-----------------------------------
GIDEON ARGOV


/s/ John C. Backus, Jr.                     Director
-----------------------------------
JOHN C. BACKUS, JR.


/s/ James E. Colburn                        Director
-----------------------------------
JAMES E. COLBURN


/s/ Patrick F. Graham                       Director
-----------------------------------
PATRICK F. GRAHAM


/s/ Geoffrey S. Rehnert                     Director
-----------------------------------
GEOFFREY S. REHNERT

                                 EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

4.1 Article 10 of the Company's Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-4, as amended, (Commission File No. 33-012735) filed on March 19, 1987, and Article VIII of the Company's Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-4, as amended, (Commission File No. 33-012735) filed on March 19, 1987.

5.1            Opinion of Hunton & Williams.

23.1           Consent of KPMG Peat Marwick LLP.

23.2           Consent of Deloitte & Touche LLP.

23.3           Consent of Hunton & Williams (included in Exhibit 5.1).

24.1 Power of Attorney (included on the signature pages of the Registration Statement) .